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                                                                     EXHIBIT 4.1



                               PROMISSORY NOTE

$_______________________                                Tampa, Florida
                                                        Date:___________________

         FOR VALUE RECEIVED, the undersigned promises to pay to ______________________________ (hereinafter, together with any holder hereof, called "Holder") at ______________________ or at such other place as the Holder may from time to time designate in writing, the principal sum of ___________________________ Dollars ($_______________), together with simple interest at the rate of 10.5% per annum payable interest only monthly. Interest is calculated on the basis of a 365-day year (the "Calculation Basis") but is paid in 12 equal monthly installments, regardless of the number of days in each month (the "Payment Basis"), with any difference between interest determined on the Calculation Basis and the Payment Basis paid in the final installment due under the Note. Interest shall be due on the first day of the month, in arrears. The entire outstanding principal balance and accrued interest, if any, shall be due on June 30, 2002.

         This Note is one of an issue of 9,900 Notes ("Notes") of the undersigned in an aggregate principal amount not to exceed Nine Million Nine Hundred Thousand Dollars ($9,900,000.00), and is subject to an Indenture of Trust by and between the undersigned and Stanton K. Shultz, as Trustee (the "Trustee"). Reference is hereby made to the Indenture of Trust for a description of the rights, limitations, obligations and immunities of the undersigned, the holders of the Notes and the Trustee. This Note may only be deemed to be in default and the Holder may only exercise any available rights and remedies thereon upon the occurrence of an Event of Default as defined in the Security Agreement and the Indenture of Trust.

         This Note and the instruments securing it have been executed and delivered in, and their terms and provisions are to be governed and construed by the laws of the State of Florida.

         This principal due under this Note may be prepaid in whole or in part at any time without penalty. Any prepayment will include accrued and unpaid interest at the time of prepayment on the entire principal amount due.

         This Note is secured by a Security Agreement described in the Prospectus of the undersigned dated as of ______________, 1997, executed by the undersigned in favor of the Trustee on behalf of the holders of the Notes.

         If an Event of Default, as defined in the Indenture of Trust or Security Agreement, shall have occurred and be continuing, the principal hereof may be declared due and payable in manner, with the effect, and subject to the conditions provided in the Indenture of Trust or Security Agreement.

         Time is of the essence of this Note and in case this Note is collected by law or through an attorney at law, or under advice therefrom, the undersigned agrees to pay all costs of collection, including reasonable attorney's fees. Reasonable attorney's fees are defined to include, but not be limited to, all fees incurred in all matters of collection and enforcement, construction and interpretation, before, during and after suit, trial proceedings and appeals, as well as appearances in and connected with any bankruptcy proceedings or creditors' reorganization or similar proceedings.

         All persons now or at any time liable, whether primarily or secondarily, for the payment of the indebtedness hereby evidenced, for themselves, their heirs, legal representatives, successors and assigns respectively, hereby (a) expressly waive presentment, demand for payment, notice of dishonor, protest, notice of nonpayment or protest, and diligence in collection; (b) consent that the time of all payments or any part thereof may be extended, rearranged, renewed or postponed by the Holder hereof and further consent that the collateral security or any part thereof may be released, exchanged, added to or substituted for releasing, affecting or limiting their respective liability or the lien of any security instrument; and (c) agree that the Holder, in order to enforce payment of this Note, shall not be required first to institute any suit or to exhaust any of its remedies against the Maker or any other person or party to become liable hereunder.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed on the day and year first above written.

                                    STERLING  FINANCIAL SERVICES OF FLORIDA - I,
                                    INC., a Florida corporation



                                    By:_________________________________________
                                       Anthony A. Sutter, President


The required excise tax on documents has been paid and stamps have been affixed to the Security Agreement and canceled.